UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSON
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                              SEC File No.: 1-12350
                               CUSIP No.: 1-12350

       Check One)   [ ] Form 10-K and Form 10-KSB,  [ ] Form 20-F,
                    [X] Form 10-Q and Form QSB [ ] Form N-SAR

                        For Period Ended, March 31, 2000
                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form N-SAR

For the Transition Period Ended: ________________________________________

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 Read Instruction (on back page) Before Preparing Form. Please Print or Type

                Nothing in this Form shall be construed to imply
                       that the Commission has Verify any
                          information contained herein.

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                 If the notification related to a portion of the
                  filing check. Identify The Item(s) to which
                            the notification relates:

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Part I - Registrant Information

REGENESIS HOLDINGS, INC.
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Full Name of Registrant

N/A
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Former Name if Applicable

930 Washington Avenue - 4th Floor
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Address of Principal Executive Office (Street and Number)

Miami Beach, Florida 33139
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City, State and Zip Code

Part II - RULES 5(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b) The subject annual report, semi annual report, transition report on Form 10-k, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before there fifth calendar day following the prescribed date; and

(c) The accountant's statement or other exhibit required by Rule 12(b)-25 (c) has been attached if applicable.

Part III - NARRATIVE

State below in reasonable detail the reasons why the form 10-K and Form 10-KSB, 11-K, Form 10-Q and Form 10QSB or N-SAR or the transition report or portion thereof could not be filed within prescribed time period. (Attach Extra Sheets if needed.)

Due to the change in Auditing firms, the Company is unable to file the 10-Q on a timely manner.

Part IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.


Lawrence Gallo              (305)            695-4400
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(Name)                   (Area Code)        (Telephone)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s). [ ] Yes [X] No 10-KSB

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by earnings statements to be included in the subject report or portion thereof? [ ] Yes
[X] No.

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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REGENESIS HOLDINGS, INC.
(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 12, 2000                          By: /s/ Lawrence Gallo
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                                             Lawrence Gallo, President

INSTRUCTIONS: The form may be signed by an executive officer of the Registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the Registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the Registrant shall be filed with the form.